Exhibit 99.1

ECPN                             ECPN
                                 EL CAPITAN PRECIOUS METAL  OTCBB

El Capitan Precious Metals Receives a Positive Preliminary Report on Samples from the El Capitan Mine; Two Members Are Added to the Board of Directors

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Feb. 24, 2005--El Capitan Precious Metals, Inc. (OTCBB:ECPN) announced today the receipt of a preliminary report from AuRIC Metallurgical Labs who performed precious metal assays on samples taken from the El Capitan Mine in New Mexico. The Company expects the final report from AuRIC and Dr. Clyde Smith, the Company geologist, within approximately ten days.

Chuck Mottley, President of El Capitan Precious Metals, Inc., states: "This report exceeds our expectations of the indicated precious metal content of the mine and significantly adds to the information needed to present the mine to a major mining company. With these results the Company expects to be able to complete the financing we have been seeking. This funding will provide the working capital necessary to continue with our projects as planned."

Other news includes the addition of two new members to the Board of Directors. They are:

John Black of Ponte Vedra Beach, Florida. John is an entrepreneur who has started and sold multiple companies and most recently was President of a division of a large medical software company.

Ron Perkins of Scottsdale, Arizona. Ron has started several successful companies and most recently was CEO of Pebble Technology, Inc., dealing with interior coatings of swimming pools. He took that company from a negative financial position to substantial sales and profits.

El Capitan Precious Metals, Inc. is an exploration stage company that owns a 40% interest in the El Capitan mine located near Capitan, New Mexico, as well as a joint venture and 20% ownership of 13 mining claims and other assets known as the C.O.D. mine located near Kingman, Arizona. In addition, the Company owns contractual rights to the Rainbow Valley mine and 100% of the Weaver mine, both near Phoenix, Arizona.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company's ability to successfully complete contracts for the sale of its iron ore and other products; fluctuations in world market prices for the Company's products; competition from iron ore producers worldwide, which producers have greater resources and more established operations than those of the company; the company's ability to arrange transportation from its mining properties to ocean ports on satisfactory terms; the Company's ability to obtain or maintain regulatory approvals; the company's ability to obtain financing for the commencement of mining activities on satisfactory terms; the Company's ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

    CONTACT: El Capitan Precious Metals, Inc.Ron Perkins, 480-607-7093

    SOURCE: El Capitan Precious Metals, Inc.